Exhibit 10.1

Royalty Payment AGREEMENT

This Royalty Payment Agreement (“Royalty Agreement”) is made this 1st day of September, 2018 (“Effective Date”), by and between Precept Brands LLC, a Washington limited liability company (“Precept”) and H.D.D. LLC, a California limited liability company (“HDD” or “Seller”), who are sometimes individually referred to herein as a “Party” and sometimes collectively referred to herein as the “Parties”.

On August 13, 2018, the Parties consummated and closed a transaction under an Asset Purchase Agreement, dated August 13, 2018 (“Purchase Agreement”), in which Precept purchased certain assets of HDD, consisting of Seller’s wholesale wine business (the “Business”), including Seller’s wholesale bottled wine brands and wholesale private label wine brands (the “HDD Brands”). Capitalized terms used herein and not defined shall have the meaning given to such terms in the Purchase Agreement.

As a part of the purchase price for the Business paid by Precept to Seller, the Parties agreed on a royalty payment arrangement which is the subject of this Royalty Agreement.

NOW THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.            ROYALTY. Each Annual Royalty Period Precept shall pay HDD an Annual Royalty Payment based on Precept’s sales of wine, beverages or other products sold under the Selected Brands (collectively “Products”) under the following three HDD Brands: Cense, Curious Beasts, Colby Red (the “Selected Brands”), which were initially selected by HDD and are subject to adjustment pursuant to Section 2 herein. Each annual royalty payment (“Annual Royalty Payment”) shall equal 10% of Precept’s Gross Profit from the sale of Products under the Selected Brands during such Annual Royalty Period. Precept shall pay HDD an Annual Royalty Payment for each Annual Royalty Period ending in the following years: 2020, 2021, 2022, 2023, 2024, 2025, 2026, 2027 and 2028.

Definitions applicable to Annual Royalty Payment:

The term “Annual Royalty Period” means (a) with respect to the initial Annual Royalty Period, the twelve-month period beginning September 1, 2019 and ending August 31, 2020, and (b) for each subsequent Annual Royalty Period, the twelve-month period beginning on September 1 of such year and ending on August 31 of the following year.

The term “Cost of Goods Sold” means the direct and indirect costs attributable to the production of the Products calculated in accordance with Generally Accepted Accounting Principles.

The term “Gross Profit” means the Net Revenues received by Precept from the sale of the Selected Brands less Precept’s Cost of Goods Sold for the Selected Brands.

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The term “Net Revenue” means the gross revenue received by Precept from the sales of the Selected Brands less sales discounts, depletion allowances, trademark and endorsement agreements and excise taxes applicable to the Selected Brands.

2.            ALTERNATIVE BRANDS. HDD shall have the right to identify up to three alternative wine brands from the HDD Brands to replace the initial Selected Brands (provided that Precept shall continuously market at least three or more HDD Brands through 2028). In the event HDD selects an alternative brand, HDD shall notify Precept in writing of the identity of the alternative brand and which Selected Brand it will replace. The total number of Selected Brands shall not exceed three wine brands during any Annual Royalty Period. The selection of an alternative wine brand by HDD shall be effective for the Annual Royalty Period following HDD’s written notification to Precept of its selection of an alternative wine brand. During each Annual Royalty Period, Precept will provide financial information on a quarterly basis relating to sales of the Selected Brands. Precept will give HDD written notice prior to discontinuance or sale of any Selected Brand so that HDD can select an alternative wine brand to replace the discontinued Selected Brand effective on the date designated by HDD (which may be during the then current Annual Royalty Period).

3.            PAYMENT. A pro rata portion of each Annual Royalty Payment shall be paid by Precept to HDD by wire transfer to the bank account designed by HDD within sixty (60) days following the end of each calendar quarter of each Annual Royalty Period, beginning with the calendar quarter ending September 30, 2019. Such pro rata portion shall be based on Precept’s Gross Profit from the sale of Products under the Selected Brands during such quarterly period. All payments to HDD under this Agreement will be made by draft drawn on a U.S. bank and paid in U.S. dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the weighted average rate of the Interbank rate quoted by [insert Bank] for the quarter in which the payment accrued. If overdue, the payments due under this Agreement shall bear interest until paid at a per annum rate of two percent (2%) above the prime rate in effect according the Wall Street Journal on the due date. The acceptance of any payment, including such interest, shall not foreclose HDD from exercising any other right or seeking any other remedy that it may have as a consequence of the failure of Precept to make any payment when due.

4.            SALES. Precept agrees to use commercially reasonable efforts to promote, market and sell the Products under the Selected Brands during each Annual Royalty Period. Precept shall ensure that all Products are manufactured, labeled, sold and marketed according to standard industry practices, are in general consistent in quality to such Products sold by HDD prior to the Effective Date, and in compliance with all applicable laws, rules, regulations and order.

5.            REPORTING. In addition to the financial information set forth in Section 2 above, Precept will provide to HDD, in writing on an annual basis, a full accounting showing how any amounts due to HDD for the preceding Annual Reporting Period have been calculated as provided in this Agreement, including an accounting of Net Revenue and Gross Profit for the Selected Brands with a reporting of any applicable and permitted Cost of Goods Sold, deductions, allowances, and charges. Each report will include a breakdown by Selected Brand, including quantity sold of each Selected Brand. Said report shall be delivered within thirty (30) days of the end of each Annual Royalty Period.

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6.            RECORDS AND AUDIT RIGHTS. Precept will, throughout all of the Annual Royalty Periods under this Agreement, keep complete, continuous, true and accurate books of accounts and records sufficient to support and verify the calculation of Gross Profit, Net Revenue and all royalties due and payable to HDD under this Agreement. Upon reasonable notice and during normal business hours, such books and records will be open for inspection by a representative of HDD for audit and verification of royalty statements or of compliance with other aspects of this Agreement. In the event such audit reveals an underpayment by Precept, Precept will within thirty (30) days of notice from HDD pay the royalty shown by audit to be due in excess of the royalty actually paid. In the event the audit reveals an underpayment by Precept of more than five percent (5%) of the amount due, Precept will pay interest on the royalty due in excess of the royalty actually paid at the rate specified in Section 4 and HDD’s costs in conducting the audit. In addition, HDD shall be entitled to recover, in addition to all other remedies, reasonable attorneys’ fees and costs related to the enforcement of this Agreement, including collection of payments, following Precept’s such failure to pay.

7.            CONFIDENTIALITY. HDD agrees that it will not, directly or indirectly, take or use, or otherwise disclose, reveal, communicate, copy, distribute, or divulge, in any way or to any extent, any data, figures, sales figures, financial information, sales information, pricing information, tax records, performance history, accounting information, or other records and materials, whatsoever, of Precept (hereinafter, collectively “Company Records”), during the performance of this Royalty Agreement or after such, except: (1) to the extent the information contained in the Company Record is or becomes generally known to companies engaged in the same or similar businesses as Precept, on a non-confidential basis, through no breach of an obligation of confidentiality; or (2) to the extent required to enforce this Royalty Agreement.  HDD agrees that it will maintain, protect, promote and safeguard the confidentiality of all Company Records using at least the same standard of care as HDD uses to protect its own confidential information of a similar nature from unauthorized disclosure. Notwithstanding the foregoing, it shall not be a breach of the foregoing obligations to disclose certain Company Records which, after prior written notice to Precept (if such notice is not prohibited), HDD is obligated to disclose by law (including without limitation the federal securities laws). The provisions contained in this Section 7 shall survive for a period of one (1) year following termination of this Agreement.

8.            MISCELLANEOUS. This Royalty Agreement contains the entire understanding between the Parties and supersedes any prior written or oral agreements between them respecting the subject matter contained herein, except that the Purchase Agreement shall remain in effect according to its terms. There are no representations, agreements, arrangements or understandings, oral or written, between the Parties relating to the subject matter of this Royalty Agreement which are not fully expressed herein. Any amendment of this Royalty Agreement shall be in writing, signed by the Parties.

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No Party may directly or indirectly sell, transfer, assign, pledge or otherwise encumber, voluntarily or involuntarily, all or part of its beneficial interest in the Royalty Agreement without the prior written consent of the other Party, which consent may be granted or withheld in the reasonable discretion of such other Party, except that HDD may assign the right to royalty payments to any third party without Precept’s prior written consent. Any transfer or encumbrance not authorized by this Royalty Agreement shall be void.

This Royalty Agreement, any amendments thereto, and any consent or approval by Parties may be executed in several counterparts, and all counterparts shall constitute one agreement, binding on all the Parties hereto even though all the Parties are not signatories to the same counterpart. Signatures by pdf shall be binding as originals.

This Royalty Agreement shall be construed under the laws of the State of Washington. Any dispute, controversy or claim arising out of or relating to this Agreement that cannot be amicably resolved shall be finally resolved in accordance with the dispute resolution provisions set forth in Section 10(k) of the Purchase Agreement.

[Signature page to follow]

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Dated as of the Effective Date first set forth above.

PRECEPT BRANDS LLC	H.D.D. LLC

Mike Williamson, COO & CFO	By:	Phillip L. Hurst
	Its:	Chief Executive Officer and President

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